EXHIBIT A

AGREEMENT

           In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13D relating to the Common Stock, par value $.001 per share, of IntraBiotics Pharmaceuticals, Inc., and such other amendments as may be filed by them hereafter, are being filed with the Securities and Exchange Commission on behalf of each of them.

Dated: October 14, 2003	By:	/s/ Andrew H. Tisch

Andrew H. Tisch

By:	/s/ Daniel R. Tisch

Daniel R. Tisch

By:	/s/ James S. Tisch

James S. Tisch

By:	/s/ Thomas J. Tisch

Thomas J. Tisch

By:	/s/ Julian C. Baker

Julian C. Baker

By:	/s/ Felix J. Baker

Felix J. Baker

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